Exhibit I-1

(English Language Translation)

This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. Kansai Urban Banking Corporation assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

The transactions pursuant to the business integration are made for the securities of Japanese companies. The transactions are subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchanges, such as in open market or privately negotiated purchases.

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Securities Code 8545

December 4, 2017

To Shareholders with Voting Rights

Kazumasa Hashimoto

Chairman of the Board & President

Kansai Urban Banking Corporation

2-4, Nishi-Shinsaibashi 1-chome, Chuo-ku, Osaka, Japan

NOTICE OF CONVOCATION OF

THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS AND

GENERAL MEETING OF CLASS SHAREHOLDERS WHICH CONSISTS OF THE SHAREHOLDERS OF COMMON STOCK

We would like to take this opportunity to extend our gratitude for your continued support of our business operations.

You are cordially invited to attend the Extraordinary General Meeting of Shareholders and the General Meeting of Class Shareholders which consists of the shareholders of common stock of Kansai Urban Banking Corporation (the “Bank”) to be held as below.

At the Extraordinary General Meeting of Shareholders, we will submit a proposal for “Approval of the Share Exchange Agreement between the Bank and Kansai Mirai Financial Group, Inc.” as the Proposal No. 1, and, in order to resolve this proposal pursuant to Paragraph 1 of Article 322 of the Companies Act, we have decided to hold as well the General Meeting of Class Shareholders which consists of the shareholders of common stock.

With respect to the General Meeting of Class Shareholders which consists of the shareholders of Class 1 preferred stock, we plan to have it resolved separately as required by the Companies Act.

If you are unable to attend the meeting, you may exercise your voting rights by mail or via the Internet, etc. Please review the Reference Documents for the Extraordinary General Meeting of Shareholders and the Reference Documents for the General Meeting of Class Shareholders which consists of the Shareholders of Common Stock, and exercise your voting rights by following the instructions on pages 4 and 5.

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Particulars

1.	Date and Time:	10:00 a.m. on Tuesday, December 26, 2017 (Japan time)
2.	Place:	The Large Hall, 16th floor of the Head Office of the Bank at 2-4, Nishi-Shinsaibashi 1-chome, Chuo-ku, Osaka, Japan
3.	Agenda of the Meeting:

【Extraordinary General Meeting of Shareholders】

Proposals to be resolved:

Proposal No. 1:	Approval of the Share Exchange Agreement between the Bank and Kansai Mirai Financial Group, Inc.
Proposal No. 2:	Partial amendments to the Articles of Incorporation

【General Meeting of Class Shareholders which consists of the shareholders of common stock】

Proposal to be resolved:

Proposal:	Approval of the Share Exchange Agreement between the Bank and Kansai Mirai Financial Group, Inc.

(Details regarding proposals to be resolved are as stated on page 6 and thereafter)

4.       Decisions concerning Convocation

If you wish to make a diverse exercise of your rights, please notify the Bank (share register agent) in writing of your intention to make a diverse exercise of your voting rights and reasons for doing so no later than three (3) days prior to the day of the meeting.

- End -

(Reminder)	◎ Those attending the meeting are kindly requested to present the enclosed Voting Rights Exercise Form at the reception desk on arrival at the meeting.

(Note)	◎ If the Reference Documents for the Extraordinary General Meeting of Shareholders and the Reference Documents for the General Meeting of Class Shareholders which consists of the Shareholders of Common Stock are amended prior to the day before the meeting, the shareholders will be notified via an announcement on the Bank’s website at (http://www.kansaiurban.co.jp (in Japanese)).

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【Guidance on the Exercise of Voting Rights by Post or via the Internet, etc.】

If you are unable to attend the meeting, you are requested to exercise your voting rights by either of the following methods:

1.       Exercise of Voting Rights by Post

Please indicate your approval or disapproval of each proposal on the enclosed Voting Rights Exercise Form and return it by post to reach our share register agent no later than 5:00 p.m. on Monday, December 25, 2017 (Japan time). Please use the enclosed registration security sticker.

2.       Exercise of Voting Rights via the Internet

Please access the website designated by the Bank for your exercise of voting rights (http://www.web54.net), and kindly exercise your voting rights no later than 5:00 p.m. on Monday, December 25, 2017 (Japan time), after acknowledging the items listed below:

(1)	Voting rights may be exercised via the Internet only by using the following website designated by the Bank for your exercise of voting rights. Internet access by mobile phone is also available for this website.

【The website URL for exercising voting rights】 http://www.web54.net

* The website may also be accessed by scanning the “QR Code®” at the right using a mobile phone equipped with a bar code reader. For details on how to use this function, please consult the user’s manual for your mobile phone.

(QR Code® is a registered trademark of DENSO WAVE INCORPORATED.)

(2)	When exercising voting rights via the Internet, please use the voting rights exercise code and the password printed on the enclosed Voting Rights Exercise Form, and indicate your approval or disapproval for each proposal following the instructions on the screen.

(3)	If you vote both by post and via the Internet, your vote via the Internet will be treated as valid and effective.

(4)	If you vote more than once via the Internet, or if you vote both by personal computer and by mobile phone, your last vote will be treated as valid and effective.

(5)	Any access fees to Internet service providers or communication fees to communications carriers (telephone fees, etc.) for use of the website shall be borne by shareholders.

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(6)	The following system environment is required to use the website:

(a)	Must be able to access the Internet;

(b)	If using a personal computer to exercise voting rights, you must be able to use Microsoft® Internet Explorer 6.0 or later versions as your Internet browser software, and the hardware environment must allow use of the above Internet browser software.

(c)	If using a mobile phone to exercise voting rights, the model to be used must be capable of 128bit SSL communication (encrypted communication). (To ensure security, the website only accepts mobile phone models capable of 128bit SSL communication (encrypted communication), and therefore some models cannot be used. Voting rights may also be exercised using mobile phones, including smartphones, with full browser function. Please be advised, however, that this function may not be used with some models.)

(Microsoft is a registered trademark of Microsoft Corporation in the United States and other countries.)

For inquiries regarding exercise of voting rights via the Internet, please contact the following.

Share Register Agent Sumitomo Mitsui Trust Bank, Limited, Stock Transfer Agency Business Planning Department
For inquiries regarding exercise of voting rights via the Internet	0120-652-031 (9:00 a.m. to 9:00 p.m. (Japan time))
For other inquiries	0120-782-031 (9:00 a.m. to 5:00 p.m. (Japan time) on weekdays)

3.       Use of Electronic Voting Platform (For Institutional Investors)

Institutional investors may also exercise their voting rights electromagnetically in connection with this meeting by using the “Electronic Voting Platform” operated by ICJ, Inc.

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Reference Documents for the Extraordinary General Meeting of Shareholders

Proposal No. 1: Approval of the Share Exchange Agreement between the Bank and Kansai Mirai Financial Group, Inc.

The six companies, Resona Holdings, Inc. (“Resona Holdings”), Sumitomo Mitsui Financial Group, Inc. (“SMFG”), Sumitomo Mitsui Banking Corporation (“SMBC”), The Minato Bank, Ltd. (“Minato”), Kansai Urban Banking Corporation (the “Bank”) and The Kinki Osaka Bank, Ltd. (“Kinki Osaka”) (the six companies, collectively, the “Parties”) have respectively resolved or determined to implement a business integration (the “Business Integration”) of the three banks, Minato, the Bank and Kinki Osaka (collectively, the “Integrated Group” or the “Integrating Parties” and individually, the “Integrating Party”), and executed on September 26, 2017 a business integration agreement (the “Business Integration Agreement”) to which the six companies, Resona Holdings, SMFG, SMBC, Minato, the Bank and Kinki Osaka, are parties, by respectively implementing (i) incorporation of an intermediate holding company, “Kansai Mirai Financial Group, Inc.” (the “Holding Company”) by Resona Holdings, (ii) transfer of all the shares of Kinki Osaka owned by Resona Holdings to the Holding Company, (iii) the respective tender offers subject to the respective shares of common stocks of the Bank and Minato by Resona Holdings (the tender offer subject to the shares of common stocks of the Bank, the “Tender Offer for Bank Stock” and the tender offer subject to the shares of common stocks of Minato, the “Tender Offer for Minato Stock”), (iv) transfer of shares of Class 1 preferred stock of the Bank owned by SMBC (the “Preferred Stock”) to Resona Holdings (the “Transfer of Preferred Stock”) and (v) share exchanges between Holding Company and both the Bank and Minato, subject to the approval and permission of the relevant authorities, in accordance with the basic agreement executed on March 3, 2017 by and between Resona Holdings, SMFG, Minato, the Bank and Kinki Osaka.

In accordance with the Business Integration Agreement, the Bank executed on November 14, 2017 a share exchange agreement (the “Share Exchange Agreement”) with and among Minato and the Holding Company with respect to the share exchange between the Holding Company, the expected wholly-owning parent company in the share exchange, and the Bank, the expected wholly-owned subsidiary in the share exchange, and the share exchange between the Holding Company, the expected wholly-owning parent company in the share exchange, and Minato, the expected wholly-owned subsidiary in the share exchange (the exchanges of shares, collectively, the “Share Exchanges”).

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Therefore, of the Share Exchange Agreement, the Bank will ask for approval for the share exchange agreement with respect to the share exchange between the Holding Company which is expected to be the wholly-owning parent company in the share exchange and the Bank which is expected to be the wholly-owned subsidiary in the share exchange. Upon approval of the proposal, subject to the approval of the Share Exchange Agreement at (i) the general meetings of class shareholders which consists of the shareholders of common stock (the “Shareholders of Common Stock”) of the Bank and the general meeting of class shareholders which consists of the shareholders of the Preferred Stock (the “Shareholders of Preferred Stock”) scheduled to be held on December 26, 2017, (ii) the extraordinary general meeting of shareholders of the Holding Company scheduled to be held on the same day, and (iii) the extraordinary general meeting of shareholders of Minato scheduled to be held on the same day, the Share Exchanges shall become effective as of April 1, 2018 and the Holding Company shall become the wholly owning parent company of the Bank. The Bank shall become a wholly owned subsidiary of the Holding Company and the shares of common stock of the Bank shall be delisted as of March 28, 2018.

1.       Objectives of the Share Exchanges

(1)	Background of the Business Integration

On the basis that the Parties essentially believe that contributing to the further stimulation and vigorous growth of the Kansai economy, while making the best use of the strengths and characteristics of each Integrating Party, is the most important mission for financial institutions whose primary market is the Kansai region and will eventually contribute to the sustainable growth of the Japanese economy, as discussed in the notice “Basic Agreement Concerning a Business Integration among The Minato Bank, Ltd., Kansai Urban Banking Corporation and The Kinki Osaka Bank, Ltd.” announced on March 3, 2017, the Integrating Parties have established an integration preparation committee aimed at creating a “New Retail Financial Services Model that is in Step with the Future of the Kansai Region” based on the relationships with customers and local communities that each Integrating Party has fostered for many years, and proceeded with a discussion and consideration on the corporate philosophy, governance, management policy, business model and integrated form, etc. As a result, the Integrating Parties have determined that the Integrating Parties are able to realize improvement of the corporate value more than when each Integrating Party solely exists as separate entities, by implementing the Business Integration where the Integrated Parties gather together under the Holding Company and reached a definitive agreement to implement the Business Integration, on September 26, 2017.

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(2)	Business Philosophy of the Integrated Group

The Integrated Group will establish the following business philosophy for becoming a leading regional financial group in Japan, which will also be the largest in the Kansai region where employees work with huge satisfaction and pride in the challenges they overcome while deepening relationships with customers and local communities that each Integrating Party has fostered for many years.

Business Philosophy of the Integrated Group

We grow with the customers as the financial group that is in step with the future of the Kansai region.

We create a prosperous future for the local communities.

Striving to create change, we continue to evolve.

(3)	Management Strategy of the Integrated Group

(a)	New Retail Financial Services Model

The Integrated Group will realize deepening contribution to the Kansai economy by creating “the new retail financial services model that is in step with the future of the Kansai Region”, focusing on the following three pillars under the business philosophy established in (2) above.

-	We will contribute to the growth and stimulation of the local communities by further deepening the relationships with the broad range of customers in the local communities through sharing of the strengths that each Integrating Party has fostered and the provision of one-stop and advanced financial services and solutions.

-	We will realize drastic enhancement of operational efficiency and productivity through sharing of know-how for the operational reform and integration of practical tasks and systems, etc., and provide the customers with great convenience.

-	We will realize profitability, efficiency and soundness appropriate for a leading financial volume in Japan, which will be the largest in the Kansai region in order to respond to the expectations of the customers and the local communities.

(b)	Basic Policies for Realizing the Business Model

Under the following basic policies, the Integrated Group will realize deepening contribution to the Kansai economy by exercising and sharing the strengths that each Integrating Party has fostered in the past, mutually supplementing and providing new services that are truly useful for the customers.

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(i)	Further enhancement of the presence in the Kansai region which is the primary market and contribution to the Kansai economy

-	Contribution to the Kansai economy by leveraging extensive presence in the Kansai region and community-based relationships

⇒	We will further deepen the business strategies focusing on local small and medium-sized companies and individuals in the Kansai region.

⇒	We will provide succession solutions, etc. which are truly useful for the customers by utilizing trust and real estate functions.

⇒	We will accelerate efforts for regional revitalization by enhancing programs for supporting business foundation and for supporting manufacturing companies, etc.

-	Further development of top-class retail business among the regional banks and support for asset formation for the customers

⇒	We will further strengthen the housing loans which are top-class among the regional banks and support fulfilling lives for the customers.

⇒	We will newly develop various instruments, such as fund wrap and individual-type DC, as well as maintaining investment trust balance which is top among the regional banks.

-	Provision of great convenience by utilizing our customer bases and branch networks

⇒	We will respond to needs of the customers who open up their business, such as overseas expansion, M&A and business matching.

⇒	We will enhance the convenience for the customers through mutual availability of ATMs including Resona Group, as well as the most extensive branch networks among the regional banks.

(ii)	Enhancement of operational efficiency and productivity, fully leveraging the merit of the group

-	Integration of the practical tasks and systems into the common platform of Resona Group

⇒	We will enhance productivity by operating offices with a small number of employees and expand the focus of time spent on sales by fully leveraging know-how that Resona Group has developed.

⇒	We will cope with both realizing cost reduction for the systems within the whole Integrated Group and utilizing advanced technologies through joint operation with Resona Group.

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-	Expansion of sales employees aimed at expanding customer contacts

⇒	We will implement relocation of sales employees and expand customer contacts in respect of both quality and quantity, such as by streamlining the organization of the head office and optimizing the channels.

2.       Summary of the Content of the Share Exchange Agreement

The content of the Share Exchange Agreement is as provided in the “Share Exchange Agreement (copy)” on the pages from 1 through 112 of the “Reference Documents for the Extraordinary General Meeting of Shareholders / Reference Documents for the General Meeting of Class Shareholders which Consists of the Shareholders of Common Stock <Separate Volume>”.

3.       Matters related to the Appropriateness of the Consideration for the Share Exchanges

(1)	Matters related to the Appropriateness of the Total Consideration for the Share Exchanges

(a)	Details of allotment of shares upon the share exchange between the Holding Company and the Bank

	Holding Company (wholly-owning parent company in the share exchange)	The Bank (wholly-owned subsidiary in the share exchange)
Share exchange ratio for common stock	1 (Common Stock)	1.60 (Common Stock)
Share exchange ratio for Preferred Stock	1 (Common Stock)	1.30975768 (Preferred Stock)

(Note 1)    Share allotment ratio

1.60 shares of common stock of the Holding Company will be allotted and delivered for each share of common stock of the Bank. If, during the period from the execution date of the Business Integration Agreement to April 1, 2018 or the date to which the relevant parties may agree separately (the “Closing Date”), a situation arises that is reasonably determined to pose a risk of having a materially adverse effect on the financial condition, operating results, cash flow, business or rights and obligations of the Holding Company, Kinki Osaka, the Bank or Minato, based on which a situation arises or is identified that will have a material adverse effect on the implementation of the Business Integration or the economic conditions for the Business Integration, or may otherwise make the achievement of the objectives of the Business Integration difficult, the share exchange

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ratio may be changed through good faith consultations and agreement by the Parties and the Holding Company.

1.30975768 shares of common stock of the Holding Company will be allotted and delivered for each share of the Preferred Stock.

(Note 2)    Treatment of fractions that are less than one share

When the number of shares of common stock of the Holding Company to be delivered upon the Share Exchanges includes fractions that are less than one share, such fractions shall be treated pursuant to Article 234 of the Companies Act.

(Note 3)    Number of shares to be newly issued and delivered by the Holding Company upon the Share Exchanges (Scheduled)

The Holding Company, upon the Share Exchanges, plans to newly issue, allot and deliver 310,458,808 shares of common stock.

The above number of such new shares that the Holding Company plans to deliver upon the Share Exchanges is calculated as the number of shares of common stock of the Holding Company that is to be newly issued upon the Share Exchanges based on (i) the total number of issued and outstanding shares of common stock of the Bank as of July 28, 2017 (73,791,891 shares) and the total number of issued and outstanding shares of the Preferred Stock of the Bank as of July 28, 2017 (73,000,000 shares), stated in the Bank’s 155th Business Period First Quarterly Report submitted on July 28, 2017, and (ii) the total number of issued and outstanding shares of common stock of Minato as of August 4, 2017 (41,095,197 shares) stated in Minato’s 19th Business Period First Quarterly Report submitted on August 4, 2017 (the “First Quarterly Report of Minato”). However, the Bank and Minato plan to cancel all of the treasury stock that they each hold (including shares acquired as a result of the purchase of shares in response to the dissenting shareholders’ share purchase demands made in connection with the Share Exchanges pursuant to the provisions of Article 785, Paragraph 1 of the Companies Act) immediately prior to when the Holding Company acquires all of the issued shares of the Bank and Minato upon the Share Exchanges. Therefore, the number of treasury stock (shares of common stock) held by the Bank as of June 30, 2017 (300,241 shares) stated in the Bank’s “Summary of Financial Statements for the First Quarter of the Fiscal Year Ending March 31, 2018 (Japanese GAAP) (Consolidated)” submitted on July 28, 2017 and the number of shares of treasury stock (shares of common stock) held by Minato as of June 30, 2017 (57,282 shares) stated in the “Summary of Financial Statements for the First Quarter of the Fiscal Year Ending March 31, 2018 (Japan GAAP) (Consolidated)” submitted on July 28, 2017 (the “First Quarter Summary of Financial Statements of Minato”) are excluded from the number of the shares to which newly issued shares are to be delivered upon the Share

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Exchanges in the above calculation. The number of newly issued shares to be delivered by the Holding Company upon each Share Exchange may be adjusted if the number of shares of treasury stock held by the Bank as of June 30, 2017 and Minato as of June 30, 2017 changes until immediately preceding the Share Exchanges for reasons such as the shareholders of the Bank or Minato exercising their right to demand that their shares be purchased. With respect to treasury stock of the Bank, although it is stated above that the Bank holds 300,241 shares of treasury stock, there are 100 additional shares under the name of the Bank in the shareholders register that it actually does not own.

(Note 4)    Treatment of shares constituting less than one unit

Shareholders of the Bank who are allotted shares of common stock of the Holding Company constituting less than one unit (less than 100 shares) upon the Share Exchanges (the “Shares Less Than One Unit”) may not sell such allotted shares on the TSE or any other financial instruments exchange. Such shareholders may, pursuant to Article 192, Paragraph 1 of the Companies Act, demand the Holding Company to purchase the Shares Less Than One Unit that they hold. Alternatively, such shareholders may, pursuant to Article 194, Paragraph 1 of the Companies Act and the articles of incorporation, demand that the Holding Company sell to them such a number of shares that would, together with the number of the Shares Less Than One Unit that they hold, constitute one unit.

(b)	Details of allotment of shares upon the share exchange between the Holding Company and Minato

	Holding Company (wholly-owning parent company in the share exchange)	Minato (wholly-owned subsidiary in the share exchange)
Share exchange ratio for common stock	1 (Common Stock)	2.37 (Common stock)

(Note 1)    Share allotment ratio

2.37 shares of common stock of the Holding Company will be allotted and delivered for each share of common stock of Minato. If, during the period from the execution date of the Business Integration Agreement to the Closing Date, a situation arises that is reasonably determined to pose a risk of having a materially adverse effect on the financial condition, operating results, cash flow, business or rights and obligations of the Holding Company, Kinki Osaka, the Bank or Minato, based on which a situation arises or is identified that will have a material adverse effect on the implementation of the Business Integration or the economic conditions for the Business Integration, or may otherwise make the achievement of the objectives of the Business Integration difficult, the share

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exchange ratio may be changed through consultations by the Parties and the Holding Company.

(Note 2)    Treatment of fractions that are less than one share

When the number of shares of common stock of the Holding Company to be delivered upon the Share Exchanges includes fractions that are less than one share, such fractions shall be treated pursuant to Article 234 of the Companies Act.

(Note 3)    Number of shares to be delivered by the Holding Company upon the Share Exchanges (Scheduled)

Please refer to the (Note 3) to (a) above.

(Note 4)    Treatment of shares constituting less than one unit

Shareholders of Minato who are allotted Shares Less Than One Unit upon the Share Exchanges may not sell such allotted shares on the TSE or any other financial instruments exchange. Such shareholders may, pursuant to Article 192, Paragraph 1 of the Companies Act, demand the Holding Company to purchase the Shares Less Than One Unit that they hold. Alternatively, such shareholders may, pursuant to Article 194, Paragraph 1 of the Companies Act and the articles of incorporation, demand that the Holding Company sell to them such a number of shares that would, together with the number of the Shares Less Than One Unit that they hold, constitute one unit.

(c)	Grounds for the Allotment related to the Share Exchanges

(i)	Outline of Calculation

(A)	Outline of Calculation by the Bank

As described in “3. (3) Matters to have been considered in order not to harm the interest of the respective shareholders of the Bank and Minato” below, in order to ensure the fairness of the share exchange ratio regarding common stock of the Bank stated in “3. (1)(i) Details of allotment of shares upon the share exchange between Holding Company and the Bank” above which is used in the Share Exchanges, the Bank retained PwC Advisory LLC (“PwC”), as its independent financial advisor and third party appraiser, to analyze the share exchange ratio of the common stock of the Holding Company and those of the Bank. The Bank obtained the share exchange ratio analysis report and an opinion on the fairness of the share exchange ratio regarding common stock of the Bank (the “PwC’s Fairness Opinion”) dated September 25, 2017 from PwC.

PwC considered appropriate methodologies, from various share valuation methodologies, to calculate the share value of the Holding Company and the Bank. PwC used a market price analysis to assess the value of the common stock of the Bank, as the common stock of the Bank is listed on the First Section of Tokyo Stock Exchange, Inc.

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(the “TSE”) and, therefore, has an observable market price. PwC used a comparable company analysis to assess the value of the common stock of both the Holding Company and the Bank, as there are multiple listed companies that are comparable to the Holding Company or the Bank and it was possible to draw analogies with the market valuations of comparable companies. Further, in order to reflect future business activities, PwC undertook a dividend discount model (“DDM”) analysis for both the Holding Company and the Bank, which is widely used for the analysis of financial institutions. In analyzing the value of common stock of the Holding Company, PwC referenced the value of common stock of Kinki Osaka, assuming that the shares of Kinki Osaka will be transferred to the Holding Company prior to the Share Exchanges in connection with the aforementioned Business Integration.

The ranges of the share exchange ratio analyzed based on each of the aforementioned methodologies are indicated below.

The respective Ranges of Share Exchange Ratio below represent the number of common stock of the Holding Company to be allocated for one common stock of the Bank.

Applied Valuation Methodology		Range of Share Exchange Ratio
Holding Company	The Bank
Comparable Company Analysis	Market Price Analysis	1.30-1.73
Comparable Company Analysis	Comparable Company Analysis	1.36-1.83
DDM Analysis	DDM Analysis	1.35-1.95

In the market price analysis, September 22, 2017 was set as the reference date and PwC referred to the closing price of the common stock of the Bank on the First Section of the TSE on the reference date as well as the simple average closing price and volume weighted average price of such common stock for the one-month period, three-month period and six-month period prior to the reference date.

In the comparable company analysis, the share value of the Holding Company and the Bank were analyzed by referring to the market price of the shares and key financial indicators of listed comparable companies.

In the DDM analysis, PwC analyzed the value attributable to the holders of the common stock of the Bank and the Holding Company based on the present value of the future cash flows after taking into account internal reserves and other factors necessary to maintain a certain capital structure, based on the business projections of the Bank and the Holding Company.

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The financial forecasts for the Bank that were used as the basis for the DDM analysis do not anticipate any significant increase or decrease in profit. The financial forecasts for the Holding Company that were used as the basis for the DDM analysis anticipate a significant decrease in profit in the fiscal year ending March 31, 2018 due to non-recurring factors such as reversal of a reserve for possible loan losses, gains on disposal of fixed assets and others, accounted for in the previous fiscal year.

The Bank has received PwC’s Fairness Opinion, being an opinion that the share exchange ratio for the Share Exchange is fair from a financial point of view to the holders of the common stock of the Bank.

With regards to the share exchange ratio of the Preferred Stocks, the acquisition price of “put options with consideration of common stocks” of the Preferred Stocks is evaluated as 1,221.6 yen per stock, and, the asset to be delivered in exchange with such acquisition when the put option is exercised will be common stocks equivalent to “the number of the Preferred Stocks of which the put options were exercised, multiplied by 1,000 yen, then divided by the acquisition price” (for the details of the Preferred Stocks, see 154th Business Period Annual Securities Report filed by the Bank on June 29, 2017). Accordingly, the ratio calculated by multiplying the Bank’s share exchange ratio of common stocks (1.60) by 1,000/1,221.6 equals to the share exchange ratio of the Preferred Stocks (1.30975768).

(B)	Outline of Calculation by Minato

As described in “3. (3) Matters to have been considered in order not to harm the interest of the respective shareholders of the Bank and Minato” below, in order to ensure fairness of the transaction including the Share Exchanges based on the share exchange ratio regarding common stock of Minato indicated in “3. (1)(ii) Details of allotment of shares upon the share exchange between the Holding Company and Minato” above, Minato appointed Ernst & Young Transaction Advisory Services Co., Ltd. (“EYTAS”) as its financial advisor (third party appraiser) and TMI Associates as its legal advisor, and initiated the examination of the Share Exchanges. After careful discussions and analysis, with reference to the share exchange ratio valuation report and fairness opinion delivered as of September 26, 2017 prepared by EYTAS and the legal advice provided by TMI Associates, Minato concluded it appropriate to execute the Share Exchange based on the share exchange ratio regarding common stock of Minato as indicated in “3. (1)(b) Details of allotment of shares upon the share exchange between the Holding Company and Minato” above.

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EYTAS has conducted historical share price analysis, comparable company analysis, and dividend discount model (“DDM”) analysis with respect to Minato and comparable company analysis and DDM with respect to the Holding Company and has comprehensively reviewed such analysis results in analyzing the share exchange ratio regarding common stock of Minato. Further, in evaluating the Holding Company, the share value of Kinki Osaka’s common stocks, which the Holding Company will acquire prior to the execution of the Share Exchange as part of the Business Integration, has been considered. The result of the evaluation of the share exchange ratio regarding common stock of Minato is indicated below. The respective Ranges of Share Exchange Ratio below represent the range of numbers of common stocks of the Holding Company to be allotted for one common stock of Minato.

Holding Company Analysis	Minato Analysis	Range of Share Exchange Ratio
Comparable Company Analysis	Historical Share Price Analysis	2.03-3.44
Comparable Company Analysis	Comparable Company Analysis	2.00-3.52
DDM Analysis	DDM Analysis	2.04-2.80

For the calculation of the share price per common stock of Minato, historical share price analysis, comparable company analysis, and DDM analysis has been applied.

In the historical share price analysis, EYTAS used September 22, 2017 as the reference date, and used the closing price of Minato’s shares listed on the First Section of the TSE, as well as the 1 week, 1 month and 3 months trailing average closing prices as of the reference date.

For the comparable company analysis, EYTAS conducted the calculations based on the simple average closing prices of the selected companies for the past 1 month.

In the DDM analysis, EYTAS evaluated the share value by discounting future cash flow projected based on the financial forecasts from fiscal year ending March 31, 2018 through fiscal year ending March 31, 2023 of Minato at a certain discount rate to derive the present value.

On the other hand, for the calculation of the share price per common stock of the Holding Company, EYTAS conducted a comparable company analysis and DDM analysis.

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For the comparable company analysis, EYTAS conducted the calculations based on the simple average closing prices of the selected companies for the past 1 month.

In the DDM analysis, EYTAS evaluated the share value by discounting future cash flow projected based on the financial forecasts from fiscal year ending March 31, 2018 through fiscal year ending March 31, 2023 of the Holding Company at a certain discount rate to derive the present value.

The financial forecast applied in the DDM analysis of Minato does not anticipate a significant increase or decrease in profit. However, the financial forecast applied in the DMM analysis of the Holding Company anticipates a significant decrease in profit in fiscal year ending March 31, 2018 due to non-recurring gains (from the disposals of fix assets and reversals of credit related expenses) which was recorded in fiscal year ended March 31, 2017.

The share exchange ratio is calculated based on the result of each analysis described above.

(C)	Outline of Calculation by Resona Holdings

In acquiring approximately 51% of the outstanding common stocks (the “Subject Stock of the Holding Company”) of the Holding Company, which is expected to hold 100% of the common stocks of Kinki Osaka, the Bank and Minato, through the Business Integration described above, Resona Holdings is examining the Aggregate Consideration (as defined below) in its entirety that will be paid or contributed by Resona Holdings through the Business Integration. In connection with such examination, Resona Holdings requested Merrill Lynch Japan Securities Co., Ltd. (“Merrill Lynch Japan Securities”), the financial advisor of Resona Holdings and Kinki Osaka, which is independent from Resona Holdings, Kinki Osaka, Minato, the Bank, SMFG and SMBC, to conduct an analysis of the Aggregate Consideration. Since Resona Holdings is examining the Business Integration in its entirety from the viewpoint of the Aggregate Consideration, it did not obtain any valuation reports or other similar documents from a third party appraiser, including Merrill Lynch Japan Securities, in determining the exchange ratios in the Share Exchanges.

The Aggregate Consideration to be paid or contributed by Resona Holdings in acquiring the Subject Stock of the Holding Company is the aggregate value of: (i) the price to be paid as consideration for the Tender Offer for Minato Stock, (ii) the price to be paid as consideration for the Tender Offer for Bank Stock, (iii) the price to be paid as consideration for 100% of the total issued and outstanding shares of the Preferred Stock

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(excluding the estimated amount of dividend for the Preferred Stock payable as of March 31, 2018 to be received by Resona Holdings), and (iv) the value of 100% of the total issued and outstanding shares of common stock of Kinki Osaka (the same as “Kinki Osaka’s Stand-alone Basis 100% Equity Value” as defined below) less an amount equal to a loan from Resona Bank to the Holding Company.

In conducting the above analysis, Merrill Lynch Japan Securities reviewed various valuation methods and selected the comparable company analysis and the dividend discount model analysis (the “DDM Analysis”), which is commonly used in valuation of financial institutions, as the main valuation methods. Using these methods, Merrill Lynch Japan Securities conducted a valuation of the following as detailed below under the preconditions described below and in “Preconditions and Disclaimer with respect to the Analysis in the Stock Valuation Report and the Opinion of Merrill Lynch Japan Securities” on the pages from 113 through 117 of the “Reference Documents for the Extraordinary General Meeting of Shareholders / Reference Documents for the General Meeting of Class Shareholders which Consists of the Shareholders of Common Stock <Separate Volume>” as well as certain other conditions: (a) 100% of the equity value of Kinki Osaka (“Kinki Osaka’s Stand-alone Basis 100% Equity Value”) based on stand-alone basis financial forecasts provided by Resona Holdings that do not include synergies, (b) 100% of the equity value of Minato based on its financial forecasts provided by Resona Holdings that includes synergies through the Business Integration (“Minato’s Synergies-inclusive 100% Equity Value”), (c) 100% of the equity value of the Bank based on its financial forecasts provided by Resona Holdings that includes synergies through the Business Integration (the “Bank’s Synergies-inclusive 100% Equity Value”), and (d) the value of other synergies (including synergies attributable to Resona Holdings that are expected to arise in Kinki Osaka through the implementation of the Business Integration) that are expected to be realized through the implementation of the Business Integration, which are not reflected in the above financial forecasts of the Bank and Minato provided by Resona Holdings (such other synergies, the “Other Synergies,” and the value of the Other Synergies, collectively the “Value of the Other Synergies”). Merrill Lynch Japan Securities submitted to Resona Holdings a stock valuation report (the “Stock Valuation Report”) concerning the analysis of such equity value and other value on September 26, 2017. In conducting such analysis, Merrill Lynch Japan Securities has assumed, at the direction of Resona Holdings, that: the number of shares to be tendered in the Tender Offer for Bank Stock and the Tender Offer for Minato Stock, respectively, will exceed the maximum number of shares intended to be purchased and Resona Holdings will acquire the maximum number of

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shares of the common stock of each target bank intended to be purchased; all of the Preferred Stock will be purchased by Resona Holdings as described above and exchanged with 95,612,310 shares of the common stock of the Holding Company through the Share Exchanges; and otherwise the transactions scheduled under the Business Integration will be carried out as planned. In the aforementioned financial forecasts of the Bank and Kinki Osaka that were used as a basis for the DDM Analysis by Merrill Lynch Japan Securities, a substantial increase in net income is anticipated during the fiscal year ending March 31, 2021 for the Bank, and a substantial decrease in net income is anticipated during the fiscal year ending March 31, 2018 for Kinki Osaka. The anticipated increase in profit at the Bank is mostly resulting from a reduction in costs related to the Business Integration, and the anticipated decrease in profit at Kinki Osaka is mostly resulting from one-time profits, including a reversal of a reserve for possible loan losses, gains on disposal of fixed assets and others, being recorded during the fiscal year ended March 31, 2017. On the other hand, neither a significant increase nor decrease in profit is projected in the aforementioned financial forecasts of Minato. As of September 26, 2017, Resona Holdings obtained an opinion (a fairness opinion) from Merrill Lynch Japan Securities stating that the Aggregate Consideration is fair to Resona Holdings from a financial point of view under the preconditions described above and in “Preconditions and Disclaimer with respect to the Analysis in the Stock Valuation Report and the Opinion of Merrill Lynch Japan Securities” on the pages from 113 through 117 of the “Reference Documents for the Extraordinary General Meeting of Shareholders / Reference Documents for the General Meeting of Class Shareholders which Consists of the Shareholders of Common Stock <Separate Volume>” as well as certain other conditions. However, as described above, since Resona Holdings is examining the Business Integration in its entirety from the viewpoint of the Aggregate Consideration, it did not obtain an opinion (a fairness opinion) regarding the fairness of the share exchange ratio.

The ranges of Kinki Osaka’s Stand-alone Basis 100% Equity Value, Minato’s Synergies-inclusive 100% Equity Value, Bank’s Synergies-inclusive 100% Equity Value, and the Value of the Other Synergies analyzed based on the aforementioned methods are as below:

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Kinki Osaka’s Stand-alone Basis 100% Equity Value

Comparable company analysis	41.4 billion yen - 93.5 billion yen
DDM Analysis	113.0 billion yen - 157.5 billion yen

Bank’s Synergies-inclusive 100% Equity Value (includes present value of synergies for both valuation methods)

Comparable company analysis	123.8 billion yen - 208.4 billion yen
DDM Analysis	113.1 billion yen - 168.1 billion yen

Minato’s Synergies-inclusive 100% Equity Value (includes present value of synergies for both valuation methods)

Comparable company analysis	70.6 billion yen - 102.6 billion yen
DDM Analysis	86.9 billion yen - 130.1 billion yen

Value of the Other Synergies:	31.8 billion yen - 35.8 billion yen

In the comparable company analysis, the equity values of Kinki Osaka, the Bank and Minato were evaluated through a comparison with market share prices and financial indices indicating profitability, etc. of several listed companies engaging in relatively similar, albeit not completely identical, businesses to those of Kinki Osaka, the Bank and Minato, for the purpose of analysis.

In the DDM Analysis, the equity values, etc. of Kinki Osaka, the Bank and Minato were evaluated, in order to reflect the status of the future business activities in the evaluation, by discounting to the present value using capital cost, the future cash flows for the periods from the fiscal year ending March 31, 2019 onward that belong to shareholders, after taking into account necessary internal reserves, etc. to maintain a certain capital structure, or that are expected to be generated at Resona Holdings through the implementation of the Business Integration, based on the financial forecasts of Kinki Osaka, the Bank and Minato for the periods from the year ending March 31, 2018 onward (for the Bank and Minato, including synergies that are expected to be obtained through the implementation of the Business Integration) and forecasts of the Other Synergies that were determined to be reasonable by Resona Holdings and provided to Merrill Lynch Japan Securities, under the preconditions described in “Preconditions and Disclaimer with respect to the Analysis in the Stock Valuation Report and the Opinion of Merrill Lynch Japan Securities” on the pages from 113 through 117 of the “Reference Documents for the Extraordinary General Meeting of Shareholders / Reference Documents for the General Meeting of Class Shareholders which Consists of the Shareholders of Common Stock <Separate Volume>” and certain other conditions.

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Resona Holdings examined the conditions of the Business Integration such as the tender offer prices in the Tender Offer for Minato Stock and the Tender Offer for Bank Stock, the share exchange ratios and the consideration for the Share Transfer of the Preferred Stock in their entirety by reference to the content and results of analysis of the Stock Valuation Report, and finally determined at its board of directors’ meeting held on September 26, 2017, as a result of discussions and negotiations with Minato, the Bank and SMFG after comprehensively considering various factors including the strategic rationale of the Business Integration and changes in market stock prices of the Bank and Minato, the number of shares of common stock of the Holding Company to be allocated to one share of the common stock of Minato and the Bank are to be 2.37 shares and 1.60 shares, respectively.

(ii)	Relationship with Appraisers

Merrill Lynch Japan Securities, EYTAS and PwC do not fall under related parties of Resona Holdings, Kinki Osaka, Minato, the Bank, SMFG and SMBC, and do not have any material interest in connection with the Share Exchanges.

(iii)	Treatment of Application for Listing of the Holding Company, etc.

Shares of common stock of the Holding Company to be incorporated by Resona Holdings are to be applied for listing pursuant to Article 208 of the Securities Listing regulations of the TSE (the “Technical Listing”) on the First Section of the TSE. The scheduled listing date is April 1, 2018.

As the Bank and Minato will be wholly-owned subsidiaries of the Holding Company as a result of the Share Exchanges, prior to the listing of the shares of the Holding Company, shares of the Bank and Minato will be delisted from the TSE as of March 28, 2018. The date of delisting will be determined in accordance with the regulations of the TSE.

(2)	Reasons why Shares of Common Stock of the Holding Company were Chosen as Consideration for Exchanges

The Bank, Minato and the Holding Company have decided to choose the shares of common stock of the Holding Company, the expected wholly-owning parent company in the Share Exchanges, as consideration for the Share Exchanges. The Bank has determined that it would be appropriate to choose the shares of common stock of the Holding Company as consideration for the Share Exchanges by taking into account the following circumstances that, as the shares of common stock of the Holding Company are scheduled

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to be listed (Technical Listing) on the First Section of the TSE as of April 1, 2018, the scheduled effective date of the Share Exchanges and would have liquidity and convertibility into cash at the securities market thereafter, and that the shareholders of the Bank and Minato would be able to enjoy benefits arising from the effect of the Business Integration in the event such shareholders are allotted the shares of common stock of the Holding Company as consideration for the Share Exchanges.

(3)	Matters to have been considered in order not to harm the interest of the respective shareholders of the Bank and Minato

(a)	Measures Taken by the Bank

Taking into account the facts that SMBC, a parent company of the Bank, agreed with Resona Holdings to tender all of the 36,109,772 shares of common stock of the Bank held by it (ownership percentage(*): 49.11%) to the Tender Offer for Bank Stock, and that SMFG and SMBC are parties to the Business Integration Agreement, the Bank has taken the following measures in order to ensure fairness of the Tender Offer for Bank Stock and the Business Integration including the Share Exchanges, and to avoid conflicts of interest.

* Ownership percentage means the percentage (rounded to two decimal places) of shares owned by the relevant party in relation to the total number of shares that can be obtained by adding (i) the total number of issued and outstanding shares of common stock of the Bank as of July 28, 2017 (73,791,891 shares) stated in the Bank’s 155th Business Period First Quarterly Report filed on July 28, 2017 to (ii) the total number of shares of common stock of the Bank (36,300) to be issued through exercise of share options (363) obtained by subtracting (a) share options (96) that were cancelled upon expiry of the exercise period from (b) share options (459) as of May 31, 2017, as stated in the Bank’s 154th Business Period Annual Securities Report filed by the Bank on June 29, 2017, and deducting therefrom (iii) the number of treasury stock (shares of common stock) held by the Bank as of June 30, 2017 (300,241 shares) stated in the Bank’s “Summary of Financial Statements for the First Quarter of the Fiscal Year Ending March 31, 2018 (Japan GAAP) (Consolidated)” filed on July 28, 2017 (i.e., 73,527,950 shares in total). With respect to treasury stock, although it is stated above that the Bank holds 300,241 shares, there are 100 shares under the Bank’s name in the shareholders register that it actually does not own.

(i)	Procurement by the Bank of a Valuation Report on the Share Exchange Ratio, etc. from an Independent Third-Party Advisor

As stated in 3. (1)(c)(i)A. above, in order to help ensure the fairness of the Share Exchanges, the Bank appointed PwC as a third-party financial advisor, and obtained from PwC a valuation report of the share exchange ratio that was used as a reference in

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connection with the agreement on the share exchange ratio at the Share Exchanges. The Bank negotiated and discussed with other parties by referring to the analysis and opinion of PwC as a third-party advisor, and resolved at its board of directors meeting held on September 26, 2017 that the Share Exchanges will be conducted at the agreed share exchange ratio stated in 3. (1)(a) “Details of allotment of shares upon the share exchange between the Holding Company and the Bank” above.

The Bank has obtained from PwC an opinion as of September 25, 2017 regarding the fairness of the share exchange ratio at the Share Exchanges from a financial point of view to the holders of the common stock of the Bank. For critical assumptions regarding the fairness opinion of PwC, see “Assumptions, etc., regarding the fairness opinion of PwC” on the pages from 118 through 120 of the “Reference Documents for the Extraordinary General Meeting of Shareholders / Reference Documents for the General Meeting of Class Shareholders which Consists of the Shareholders of Common Stock <Separate Volume>”.

(ii)	Advice to the Bank and Written Reports from an Independent Law Firm

In order to ensure the fairness and appropriateness of the decision-making by the board of directors, the Bank has obtained from Kitahama Partners, as its legal advisor independent from other parties, legal advice in relation to the methods and procedures concerning the decision-making by the Bank and other procedures related to the Share Exchanges.

With respect to the Tender Offer for Bank Stock and the Business Integration including the Share Exchanges, for the purpose of avoiding conflicts of interest with Resona Holdings as well as avoiding arbitrariness in the decision making process and ensuring the fairness, transparency, and objectiveness of the decision making process of the Bank and in order to prevent the above-mentioned transactions included in the Business Integration from being conducted under conditions that are disadvantageous to the minority shareholders of the Bank, the Bank consulted with Masafumi Kodama, Esq. and Toru Watanabe, Esq. of Kitahama Partners as well as Akifumi Taniguchi, Esq. of Kitahama Partners (Tokyo Office) regarding the matters (the “Matters of Inquiry”) relating to: (i) whether the purpose of the Tender Offer for Bank Stock and the Business Integration including the Share Exchanges is deemed to be reasonable (including whether it will help enhance the corporate value of the Bank); (ii) whether the terms and conditions for the Business Integration including the tender offer price applicable to the Tender Offer for Bank Stock and the share exchange ratio of the shares of common

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stock of the Bank applicable in the Share Exchanges, are deemed to be appropriate; (iii) whether the procedures of the Tender Offer for Bank Stock and the Business Integration including the Share Exchanges are deemed to be fair; and (iv) from the perspectives of (i) through (iii) above, whether the Tender Offer for Bank Stock and the Business Integration including the Share Exchanges is not deemed to be disadvantageous to the minority shareholders of the Bank.

In the course of such attorneys’ consideration of the Matters of Inquiry, they had (i) received the disclosed materials and explanations by a person in charge at the Bank regarding the objectives, background, terms, and decision-making process, etc., of the Business Integration, and (ii) received explanations from PwC regarding the contents of PwC’s advice provided to the Bank regarding the tender offer price and exchange ratio and the contents, etc., of the share valuation report, share exchange ratio valuation report and fairness opinion, which were issued by PwC, and (iii) made inquiries to, and received answers from, the relevant person in charge at the Bank and PwC. Based on the above details and based on the respective investigations, the questions and answers, and the results of consideration, and in consequence of deliberate consultation and consideration regarding the Matters of Inquiry, such attorneys have submitted a written report regarding the following matters (the “Written Report”) to the board of directors of the Bank as of September 26, 2017:

(A)	The Tender Offer for Bank Stock and the Business Integration including the Share Exchanges will help enhance the corporate value of the Bank, and therefore, the purpose of the Business Integration is reasonable;

(B)	The tender offer price applicable to the Tender Offer for Bank Stock and the terms and conditions for the Business Integration (including the share exchange ratio) are considered to be appropriate;

(C)	The procedures for determination of the Tender Offer for Bank Stock and the Business Integration including the Share Exchanges are considered to be fair, and consideration to the interests of shareholders of the Bank has been given; and

(D)	From the perspectives of (i) through (iii) above, the Tender Offer for Bank Stock and the Business Integration including the Share Exchanges are not deemed to be particularly disadvantageous to the minority shareholders of the Bank.

For details of the Written Report, please refer to the release “Announcement Concerning Opinion on Tender Offer (Scheduled) by Resona Holdings, Inc. with respect to Shares of Common Stock of Kansai Urban Banking Corporation” issued by the Bank as of September 26, 2017.

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(iii)	Approval of All Disinterested Directors of the Bank and Non-dissenting Opinions of All Disinterested Corporate Auditors

In light of the statements of the share valuation report, valuation report in respect of the share exchange ratio and fairness opinion obtained from PwC and the legal advice received from Kitahama Partners, the Bank carefully discussed and examined the Business Integration. As a result of such examination, the Bank determined that the Business Integration will help enhance the mid- to long-term corporate value of the Bank and thus, at the meeting of its board of directors held on September 26, 2017, the Bank resolved to execute the Business Integration Agreement. The aforementioned resolution of the board of directors was passed unanimously at the meeting where all ten (10) directors of Kansai Urban, all of which are non-interested parties, attended. In addition, all five (5) corporate auditors, all of which are non-interested parties, attended the meeting of the board of directors and expressed their opinion that they had no objection to the aforementioned resolution.

(iv)	Measures to Ensure Acquisition Opportunities, etc. for Other Investors

The Bank has not entered into any agreement that may restrict the Bank from contacting competing potential tender offerors, including any agreement providing a transaction protection clause that may prohibit the Bank from contacting competing potential tender offerors. Accordingly, through securing opportunities for competing potential tender offerors to make acquisitions, the fairness of the Business Integration is deemed to be assured.

(b)	Measures Taken by Minato

Taking into account the facts that SMBC, a parent company of Minato, agreed with Resona Holdings to tender all of the 18,483,435 shares of common stock of Minato held by it (ownership percentage(*): 44.84%) to the Tender Offer for Minato Stock, and that SMFG and SMBC are parties to the Business Integration Agreement, Minato has taken the following measures in order to ensure fairness of the Business Integration (including the Share Exchanges), as well as the Tender Offer for Minato Stock, and to avoid conflicts of interest.

*	Ownership percentage means the percentage (rounded to two decimal places) of shares owned by the relevant party in relation to the total number of shares that can be obtained by adding (i) the total number of issued and outstanding shares of common stock of Minato as of August 4, 2017 (41,095,197 shares), as stated in Minato’s First Quarterly Report to (ii) the total number of shares of common stock of Minato (178,600) to be issued through exercise of (a) 1,467 share options as

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of May 31, 2017, as stated in Minato’s 18th Business Period Annual Securities Report filed by Minato on June 29, 2017 and (b) 319 share options issued as of July 21, 2017, and deducting therefrom (iii) the number of treasury stock among the common stock of Minato held by Minato as of June 30, 2017, as stated in the Financial Results for the First Quarter (57,282 shares) (i.e., 41,216,515 shares in total).

(i)	Procurement by Minato of a Valuation Report on the Share Exchange Ratio, and opinions from an Independent Third-Party Appraiser

As stated in 3. (1)(c)(i)B. above, in order to help ensure the fairness of the Share Exchanges, Minato appointed EYTAS as an independent third-party appraiser, and obtained from EYTAS a valuation report of the share exchange ratio that will be the basis of an agreement on the share exchange ratio at the Share Exchanges. Minato negotiated and discussed with other parties by referring to the analysis and opinion of EYTAS, and resolved at its board of directors meeting held on September 26, 2017 that the Business Integration, including the Share Exchanges at the agreed share exchange ratio stated in 3. (1)(b) “Details of allotment of ahares upon the share exchange between the Holding Company and Minato” above, will be implemented.

Minato has obtained from EYTAS an opinion as of September 26, 2017 regarding the appropriateness of the share exchange ratios for the shareholders of common stock of Minato, other than Resona Holdings, SMFG, SMBC, the Bank and Kinki Osaka, from a financial perspective, based on the factors and assumptions stated in such opinion of EYTAS (a fairness opinion). For assumptions and disclaimers, etc. regarding the fairness opinion of EYTAS, see “Assumptions and Disclaimers Regarding EYTAS’s Opinion” on the pages from 121 through 123 of the “Reference Documents for the Extraordinary General Meeting of Shareholders / Reference Documents for the General Meeting of Class Shareholders which Consists of the Shareholders of Common Stock <Separate Volume>”.

(ii)	Appointment by Minato of Independent Financial Advisors

In addition to EYTAS, the independent third-party appraiser mentioned in (a) above from which Minato requested the calculation of the share exchange ratio, Minato has appointed Nomura Securities Co., Ltd. (“Nomura”) as its independent financial advisor, in order to receive advice regarding consideration on the Business Integration and other support for the realization of the Business Integration. Minato has not obtained any valuation reports of the share exchange ratio or any fairness opinions from Nomura.

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(iii)	Advice to Minato from an Independent Law Firm

In order to ensure the fairness and appropriateness of the decision-making by the board of directors, Minato has obtained from TMI Associates, as its legal advisor independent from other parties, legal advice in relation to the methods and procedures concerning the decision-making by Minato and other procedures related to the Business Integration.

(iv)	Approval of All Disinterested Directors of Minato and Non-dissenting Opinions of All Disinterested Corporate auditors

In light of the statements of the valuation report in respect of the share exchange ratio, fairness opinion obtained from EYTAS, and the legal advice received from TMI Associates, etc., Minato carefully examined various conditions regarding the Business Integration. As a result of such examination, Minato determined that the Business Integration will help enhance the mid- to long-term corporate value of Minato and thus, at the meeting of its board of directors held on September 26, 2017, Minato resolved to execute the Business Integration Agreement. The aforementioned resolution of the board of directors was passed unanimously at the meeting where all eight (8) directors of Minato, all of which are non-interested parties, attended. In addition, all five (5) corporate auditors, all of which are non-interested parties, attended the meeting of the board of directors and expressed their opinion that they had no objection to the aforementioned resolution.

(v)	Measures to Ensure Acquisition Opportunities, etc. for Other Investors

Minato has not entered into any agreement that may restrict Minato from contacting competing potential tender offerors, including an agreement providing a transaction protection clause that may prohibit Minato from contacting competing potential tender offerors. Accordingly, through securing opportunities for competing potential tender offerors to make acquisitions, the fairness of the Business Integration is considered to be assured.

(4)	Matters related to the appropriateness of the amounts of capital stock and reserve funds of the Holding Company

The amounts of capital stock and reserve funds to be increased by the Share Exchanges are as follows:

Amount of capital stock to be increased:	0 yen
Amount of capital reserve to be increased:	the amount separately provided by the Holding Company pursuant to Article 39, Paragraph 2 of the Ordinance on Company Accounting
Amount of retained earnings reserves to be increased:	0 yen

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The Bank considers that the amounts of capital stock and reserve funds above are appropriate as these amounts are determined within the scope permitted under applicable laws and regulations upon comprehensive consideration to the capital policy, financial policy and other various matters of the Holding Company.

4.       Matters of Reference regarding the Consideration for the Share Exchanges

(1)	Provisions of the Articles of Incorporation of the Holding Company

The provisions of the Articles of Incorporation of the Holding Company as of November 14,

2017 shall be as stated in the “Articles of Incorporation of Kansai Mirai Financial Group, Inc.” below.

ARTICLES OF INCORPORATION

OF

KANSAI MIRAI FINANCIAL GROUP, INC.

CHAPTER I

GENERAL PROVISIONS

Article 1    (Trade Name)

The name of the Company shall be Kabushiki Kaisha Kansai Mirai Financial Group, and shall be expressed in English as Kansai Mirai Financial Group, Inc.

Article 2    (Purpose)

The purposes of the Company shall be to engage in the following businesses as a bank holding company:

(1)	Management of the bank holding company group to which the Company belongs and any business incidental or related thereto; and

(2)	Any businesses that a bank holding company is permitted to conduct under the Banking Act, in addition to the businesses set forth in the foregoing item.

Article 3    (Location of Head Office)

The head office of the Company shall be located in Osaka-shi.

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Article 4    (Organizations)

The Company shall have the following organizations in addition to the General Meeting of Shareholders and Directors:

(1)	Board of Directors;

(2)	Audit and Supervisory Committee; and

(3)	Accounting Auditor.

Article 5    (Method of Public Notice)

The Company shall give its public notices electronically; provided, however, that if public notice cannot be given electronically due to an accident or other unavoidable circumstances, such notice shall be published in the Nihon Keizai Shimbun.

CHAPTER II

SHARES

Article 6    (Number of Total Issuable Shares)

The total number of shares authorized to be issued by the Company shall be 251,238,488 shares.

Article 7    (Restrictions on Transfer of Shares)

All of the shares issued by the Company shall be shares with restrictions on transfer, and the acquisition thereof by way of transfer shall be subject to the approval of the Board of Directors.

Article 8    (Number of Shares Constituting One Unit)

The number of shares constituting one unit of shares of the Company shall be one hundred (100) shares.

Article 9    (Rights Concerning Shares Constituting Less Than One Unit)

The Company’s shareholders may not exercise any rights other than the following rights concerning the shares constituting less than one unit they hold:

(1)	The rights provided for in each of the items of Article 189, Paragraph 2 of the Companies Act;

(2)	The right to make the demand provided for in Article 166, Paragraph 1 of the Companies Act;

(3)	The right to receive the allotment of the shares for subscription and share options for subscription in accordance with the number of shares they hold; and

(4)	The right to make the demand provided for in the following article.

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Article 10    (Additional Purchase of Shares Constituting Less than One Unit)

The Company’s shareholders may, pursuant to the Share Handling Regulations, demand that the Company sell to them such a number of shares that would, together with the number of shares constituting less than one unit they hold, constitute one unit.

Article 11    (Shareholder Registry Administrator)

1.	The Company shall have a shareholder registry administrator.

2.	The shareholder registry administrator and its place of business shall be determined by a resolution of a meeting of the Board of Directors, and public notice thereof shall be given.

3.	The shareholder registry and share option registry of the Company shall be prepared by the shareholder registry administrator and shall be kept in its custody at the place of business thereof. Entries or records in the shareholder registry and share option registry, as well as other administration of shares shall also be handled by the shareholder registry administrator, and the Company shall not handle the same.

Article 12    (Share Handling Regulations)

The procedures for exercising the rights of the Company’s shareholders, the entries or records in the shareholder registry and share option registry, and other handlings of shares, as well as the fees therefor, shall be in accordance with the laws, regulations and these Article of Incorporation, as well as the Share Handling Regulations determined by the Board of Directors.

CHAPTER III

GENERAL MEETING OF SHAREHOLDERS

Article 13    (Convocation)

An Annual General Meeting of Shareholders shall be convened on each fiscal year within three (3) months from the day following the last day of such fiscal year, and an Extraordinary General Meeting of Shareholders shall be convened as necessary.

Article 14    (Record Date)

1.	The Company shall deem those shareholders entitled to vote and being entered or recorded in the final shareholder registry as of the last day of each fiscal year as the shareholders who are entitled to exercise their rights at the Annual General Meeting of Shareholders with respect to such fiscal year.

2.	Unless otherwise provided for in the preceding paragraph or other articles hereof, the record date may be determined by giving a public notice thereof in advance, as necessary.

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Article 15    (Convenor and Chairperson)

Unless otherwise provided for in the laws and regulations, the Director who concurrently presides as the Executive President pursuant to a resolution of a meeting of the Board of Directors shall convene the General Meeting of Shareholders, and preside as the Chairperson thereof. If the Director who concurrently presides as the Executive President is unable to so act in the case where there is a vacancy in the office or an accident occurs, another Director shall convene the meeting and preside as the Chairperson thereof, in the order predetermined by a resolution of a meeting of the Board of Directors.

Article 16    (Internet Disclosure and Deemed Provision of Reference Documents for the General Meeting of Shareholders, etc.)

Upon convening a General Meeting of Shareholders, the Company may deem that it has provided to the shareholders the information concerning matters which should be stated or indicated in its reference documents for the General Meeting of Shareholders, business reports, financial statements and consolidated financial statements by disclosing the same in a method using the internet, in accordance with the Ordinance of the Ministry of Justice.

Article 17    (Method of Resolution)

1.	Unless otherwise provided for in the laws and regulations or in these Articles of Incorporation, a resolution of a General Meeting of Shareholders shall be made by a majority of the votes of the shareholders present at the meeting who are entitled to exercise their votes.

2.	The resolutions provided for in Article 309, Paragraph 2 of the Companies Act shall be made by a majority of two thirds or more of the votes of the shareholders present at the meeting at which at least one third of the votes of the shareholders entitled to exercise their votes at such meeting are present.

Article 18    (Proxy Voting)

1.	The shareholders may exercise their votes by a proxy who shall be another shareholder of the Company entitled to exercise his/her vote.

2.	For each General Meeting of Shareholders, the shareholders or the proxy specified in the preceding paragraph must submit to the Company a document evidencing the authority to act as proxy.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 19    (Number of Directors)

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1.	The Company shall have no more than nine (9) Directors.

2.	Two (2) or more of the Directors specified in the preceding paragraph shall be Outside Directors (which shall mean Outside Directors as provided for in Article 2, Item 15 of the Companies Act; the same shall apply hereinafter).

Article 20    (Method of Election of Directors)

1.	A resolution for election of Directors shall be made by a majority of the votes of the shareholders present at a General Meeting of Shareholders at which at least one third of the votes of the shareholders who are entitled to exercise their votes are present.

2.	The election of Directors in accordance with the provisions of the preceding paragraph shall be conducted separately with respect to the Directors who are Audit and Supervisory Committee Members and other Directors.

3.	A resolution for election of Directors shall not be made by cumulative voting.

Article 21    (Term of Office for Directors)

1.	The term of office for Directors, excluding those who are Audit and Supervisory Committee Members, shall continue until the conclusion of the Annual General Meeting of Shareholders for the last fiscal year which ends within one (1) year from the time of their election.

2.	The term of office for Directors who are Audit and Supervisory Committee Members shall continue until the conclusion of the Annual General Meeting of Shareholders for the last fiscal year which ends within two (2) years from the time of their election.

3.	The term of office for Directors, excluding those who are Audit and Supervisory Committee Members, who are elected to fill a vacancy or to increase the number of members, shall continue until the expiration of the term of office for the other Directors, excluding those who are Audit and Supervisory Committee Members.

4.	The term of office for a Director who is an Audit and Supervisory Committee Member, who is elected as a substitute, shall continue until the expiration of the term of office for the Director who was an Audit and Supervisory Committee Member who retired from office.

Article 22    (Representative Directors)

The Company shall appoint several Representative Directors by a resolution of a meeting of the Board of Directors.

Article 23    (Convenor and Chairperson of Meetings of the Board of Directors)

1.	The Board of Directors shall be constituted by Directors only.

2.	The Board of Directors shall make decisions for the execution of the Company’s businesses, and shall supervise the performance of the duties of Directors and Executive Officers.

3.	Unless otherwise provided for in the laws and regulations, a meeting of the Board of Directors shall be convened by the Director designated by the Board, and such Director shall preside as the Chairperson.

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4.	If the Director designated in the preceding paragraph is unable to so act in the case where there is a vacancy in the office or an accident occurs, another Director shall convene the meeting of the Board of Directors and preside as the Chairperson thereof, in the order predetermined by a resolution of a meeting of the Board of Directors.

5.	Notwithstanding the provisions of the preceding two paragraphs, a meeting of the Board of Directors may be convened by a Director who is an Audit and Supervisory Committee Member, who is appointed by the Audit and Supervisory Committee.

Article 24    (Notice of Convocation for Meeting of the Board of Directors)

1.	A notice of convocation for a meeting of the Board of Directors shall be dispatched to each Director by no later than three (3) days prior to the meeting date; provided, however, that such notice period may be shortened in the case of an emergency.

2.	A meeting of the Board of Directors may be held without the above-mentioned convocation procedures if approved by all of the Directors.

Article 25    (Operations of the Board of Directors)

1.	Matters regarding the operations of the Board of Directors shall be in accordance with the Regulations of the Board of Directors determined at a meeting of the Board of Directors, in addition to the laws, regulations and these Articles of Incorporation.

2.	A resolution of a meeting of the Board of Directors shall be made by a majority of the Directors present at the meeting at which a majority of the Directors entitled to participate in the vote are present.

3.	In cases where Directors submit a proposal with respect to a matter which is the purpose of the resolution of the meeting of the Board of Directors, if all Directors who are entitled to participate in the vote agree to the matter which is the purpose of the resolution of the meeting of the Board of Directors, in writing or by means of electromagnetic records, it shall be deemed that a resolution to approve such matter at the meeting of the Board of Directors has been made.

Article 26    (Delegation of Businesses)

Pursuant to the provision of Article 399-13, Paragraph 6 of the Companies Act, the Company may delegate to Directors the authority to make decisions regarding the execution of important business matters (except for matters set forth in each item of Paragraph 5 of said Article) by way of a resolution of a meeting of the Board of Directors.

Article 27    (Remuneration, etc.)

1.	Directors’ remuneration, bonuses and other financial benefits that the Directors receive from the Company as consideration for the performance of their duties (collectively, “Remuneration, Etc.”) shall be determined by way of a resolution of a General Meeting of Shareholders.

2.	The determination of Remuneration, Etc., of Directors in accordance with the provision of

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the preceding paragraph shall be conducted separately with respect to the Directors who are Audit and Supervisory Committee Members and other Directors.

Article 28    (Exemption from Liability)

1.	The Company may exempt, by way of a resolution of a meeting of the Board of Directors, the Directors from the liability of Directors (including persons who were previously Directors) stipulated in Article 423, Paragraph 1 of the Companies Act, to the extent permitted by the laws and regulations.

2.	Pursuant to the provision of Article 427, Paragraph 1 of the Companies Act, the Company may enter into agreements with Directors (excluding persons who are Executive Directors, etc.) to the effect that the liability of such Directors provided for in Article 423, Paragraph 1 of the Companies Act shall be limited to the total of the amount set forth in each item of Article 425, Paragraph 1 of the Companies Act.

Article 29    (Executive Officers)

1.	The Company shall elect Executive Officers by a resolution of a meeting of the Board of Directors and the Representative Directors shall delegate part of his/her authority to the Executive Officers and cause such Executive Officers to execute the Company’s business.

2.	The Executive President shall be appointed among the Executive Officers by a resolution of a meeting of the Board of Directors. The Executive President shall execute resolutions of meetings of the Board of Directors and supervise the business of the Company. If the Executive President is unable to so act in the case where an accident occurs, another Executive Officer shall perform such duties on behalf of the Executive President in the order predetermined at a meeting of the Board of Directors.

CHAPTER V

AUDIT AND SUPERVISORY COMMITTEE MEMBERS AND THE AUDIT AND SUPERVISORY COMMITTEE

Article 30    (Number of Audit and Supervisory Committee Members)

1.	The Company shall have no more than four (4) Directors who are Audit and Supervisory Committee Members.

2.	The majority of the Directors who are Audit and Supervisory Committee Members specified in the preceding paragraph shall be Outside Directors.

Article 31    (Full-Time Audit and Supervisory Committee Members)

The Audit and Supervisory Committee may appoint full-time Audit and Supervisory Committee Members among the Audit and Supervisory Committee Members.

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Article 32    (Convenor and Chairperson of Meetings of the Audit and Supervisory Committee)

1.	The Audit and Supervisory Committee Member who is designated in advance shall convene the meeting of the Audit and Supervisory Committee and shall preside as the chairperson thereof.

2.	Notwithstanding the preceding paragraph, each Audit and Supervisory Committee Member may convene a meeting of the Audit and Supervisory Committee, as necessary.

Article 33    (Notice of Convocation for Meetings of the Audit and Supervisory Committee)

1.	A notice of convocation for a meeting of the Audit and Supervisory Committee shall be dispatched to each Audit and Supervisory Committee Member by no later than three (3) days prior to the meeting date; provided, however, that such notice period may be shortened in the case of an emergency.

2.	A meeting of the Audit and Supervisory Committee may be held without the convocation procedures if approved by all of the Audit and Supervisory Committee Members.

Article 34    (Operations of the Audit and Supervisory Committee)

Matters regarding the Audit and Supervisory Committee shall be in accordance with the Regulations of the Audit and Supervisory Committee determined at a meeting of the Audit and Supervisory Committee, in addition to the laws, regulations and these Articles of Incorporation.

CHAPTER VI

ACCOUNTING AUDITOR

Article 35    (Method of Election)

Accounting Auditors shall be elected by a resolution of a General Meeting of Shareholders.

Article 36    (Term of Office)

1.	The term of office for Accounting Auditors shall continue until the conclusion of the Annual General Meeting of Shareholders for the last fiscal year which ends within one (1) year from the time of their election.

2.	Unless otherwise resolved at the Annual General Meeting of Shareholders specified in the preceding paragraph, Accounting Auditors shall be deemed to have been re-elected at such Annual General Meeting of Shareholders.

CHAPTER VII

ACCOUNTING

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Article 37    (Fiscal Year)

The fiscal year of the Company shall commence on April 1 of each year and end on March 31 of the next year.

Article 38    (Decision-Making Body for Dividend of Surplus and Acquisition of Treasury Shares, etc.)

Unless otherwise provided for in the laws or regulations, the Company may determine, by way of a resolution of a meeting of the Board of Directors, the dividend of surplus, acquisition of treasury shares and other matters set forth in each item of Article 459, Paragraph 1 of the Companies Act.

Article 39    (Record Date for Dividends of Surplus)

1.	The record date for dividends of surplus of the Company shall be March 31 of each year and September 30 of each year (for the purpose of these Articles of Incorporation, dividends of surplus which are paid by setting September 30 of each year as the record date shall be referred to as “Interim Dividends”).

2.	In addition to those specified in the preceding paragraph, the Company may pay dividends of surplus by setting a record date.

Article 40    (Exclusion Period for Dividends)

If any dividend related to the dividends of surplus (including Interim Dividends) is not received even after five (5) years have elapsed from the commencement date of the payment thereof, the Company shall be relieved of the obligation to pay such dividend.

CHAPTER VIII

SUPPLEMENTARY PROVISIONS

Article 41    (Value of Property to Be Contributed at Incorporation, and Amounts of Stated Capital and Capital Reserves after Formation)

1.	The value of the property to be contributed at incorporation of the Company shall be JPY 500,001,985.

2.	The amount of stated capital after the formation of the Company shall be JPY 250,000,993, and the amount of capital reserves shall be JPY 250,000,992.

Article 42    (First Fiscal Year)

The first fiscal year of the Company shall commence on the date of formation of the Company and end on March 31, 2018.

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Article 43    (Directors, etc., at Incorporation)

Directors, etc., at incorporation of the Company shall be as follows:

Director at incorporation:	Tetsuya Kan
Director at incorporation:	Toshiki Hara
Director at incorporation who is an Audit and Supervisory Committee Member at incorporation:	Kaoru Isono
Director at incorporation who is an Audit and Supervisory Committee Member at incorporation:	Hirotaka Ezoe (Outside Director)
Director at incorporation who is an Audit and Supervisory Committee Member at incorporation:	Shinsuke Murakami (Outside Director)
Representative Director at Incorporation:	Tetsuya Kan
Accounting Auditor at Incorporation:	Deloitte Touche Tohmatsu LLC

Article 44    (Name of Incorporator, etc.)

The name and address of the incorporator and the number of shares issued at incorporation that are to be allotted to such incorporator upon incorporation, and the amount of money to be paid in exchange for those shares are as follows:

Incorporator:	Resona Holdings, Inc.
Address:	1-5-65 Kiba, Koto-ku, Tokyo
Number of shares issued at incorporation that are to be allotted:	530,675 shares
Amount to be paid:	JPY 500,001,985

Article 45    (Governing Laws and Regulations)

Any and all matters not provided for in these Articles of Incorporation shall be in accordance with the Companies Act and other laws and regulations.

In witness of incorporation of Kansai Mirai Financial Group, Inc., the promoter has executed these Articles of Incorporation.

November 1, 2017

Promoter: Resona Holdings, Inc.

Kazuhiro Higashi, Director, and President and Representative Executive Officer (Seal)

(2)	Matters Related to the Method of Conversion of the Consideration for the Share

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Exchanges into Cash

(a)	The Market on which the Consideration for the Share Exchanges is Traded

Although the shares of common stock of the Holding Company are unlisted shares that are not currently traded in any financial instruments exchange market, the said shares are scheduled to be listed on the First Section of the TSE on April 1, 2018 (Technical Listing).

(b)	The Person Acting as Intermediary, Broker, or Agency for Trading in the Consideration for the Share Exchanges

As described in (a) above, although the shares of common stock of the Holding Company are unlisted shares that are not currently traded in any financial instruments exchange market, the said shares are scheduled to be listed on the First Section of the TSE on April 1, 2018 (Technical Listing), and the services of intermediary, brokerage, etc. for securities trading will be provided nationwide by securities companies after such Technical Listing.

(c)	Details of Restriction on the Transfer or Other Disposition of the Consideration for the Share Exchanges

Although the approval of the board of directors is required for the acquisition of the shares of common stock of the Holding Company by way of transfer under the Articles of Incorporation of the Holding Company, such restriction on the transfer of shares will be removed through the amendment of its Articles of Incorporation prior to the scheduled listing (Technical Listing) of the shares of common stock of the Holding Company on the First Section of the TSE scheduled on April 1, 2018. Therefore, transfer or other disposition of the consideration for the share exchanges will not be restricted after the effectuation of the Share Exchanges.

(3)	Matters Related to the Market Price of the Consideration for the Share Exchanges

As the shares of common stock of the Holding Company are unlisted shares that are not currently traded in any financial instruments exchange market, the market price shall not exist for such shares.

However, the shares of common stock of the Holding Company are scheduled to be listed on the First Section of the TSE on April 1, 2018 (Technical Listing) and the market price thereof will be assigned after such date. With respect to the market price of the consideration for the share exchanges and its fluctuations after the listing, please refer to the following link in which the TSE discloses stock quotes and charts.

http://www.jpx.co.jp/

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(4)	Contents of the Balance Sheet of the Holding Company pertaining to Each Business Year the Last Day of which Arrived in the Past Five Years

The Holding Company shall not have applicable information because it was incorporated on November 14, 2017 and has no most recent business year or the equivalent thereof. The balance sheet of the Holding Company as of the day of its formation shall be as stated in the “Balance Sheet of the Holding Company as of the Day of its Formation” of the “Reference Documents for the Extraordinary General Meeting of Shareholders / Reference Documents for the General Meeting of Class Shareholders which consists of the Shareholders of Common Stock <Separate Volume> (Page 124).”

5.       Matters related to the Appropriateness of the Provisions for Share Options pertaining to the Share Exchanges

Taking into account that each share option issued by Minato is a stock compensation-type share option with an exercise price of 1 yen per share, the Holding Company, upon the Share Exchanges, plans to allocate one share option of the Holding Company for each share option of Minato to those who hold the share options immediately preceding the effectuation of the Share Exchanges. The number of shares to be issued upon exercise of the share options of the Holding Company is adjusted by the exchange ratio of the shares of common stock between the Holding Company and Minato in the Share Exchanges.

6.       Matters related to Financial Statements, etc.

(1)	The Balance Sheet of the Holding Company as of the Day of its Formation

The balance sheet of the Holding Company as of the day of its formation shall be as stated in the “Balance Sheet of the Holding Company as of the Day of its Formation” of the “Reference Documents for the Extraordinary General Meeting of Shareholders / Reference Documents for the General Meeting of Class Shareholders which consists of the Shareholders of Common Stock <Separate Volume> (Page 124).”

(2)	Contents of Events Having a Material Impact on the Status of Company Property which Occurred after the Day of Formation of the Holding Company

(a)	Acquisition of Shares of Kinki Osaka and Procurement of Funds for such Acquisition

The Holding Company agreed with the relevant parties that it acquires from Resona Holdings all of the shares of Kinki Osaka owned by Resona Holdings (1,827,196,574 shares) at 86,079,226,690 yen (47.11yen per share), as well as that it receives contributions from Resona Holdings and a loan from Resona Bank under the following terms respectively, in order to procure necessary funds for such acquisition.

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Amount Financed by Capital

(i)	Number of Shares to be Tendered	62,278,950 shares
(ii)	Amount to be Paid	942.2 yen per share

* Taking into account the stock price level of the Holding Company after the Closing Date and the standard for an investment unit required by the stock exchange, the amount to be paid is set to be equivalent to 20 times the price per share of Kinki Osaka.

(iii)	Total Amount to be Paid 58,679,226,690 yen

(iv)	Capital Stock and Capital Reserves to be Increased

Capital stock: 29,339,613,345 yen (471.1 yen per share)

Capital reserves: 29,339,613,345 yen (471.1 yen per share)

* The Holding Company will conduct a decrease of the amount of capital reserves, and the amount of capital reserves after the decrease shall be 0 yen.

Amount Financed by Debt and Terms of Financing

(i)	Lender	Resona Bank
(ii)	Amount to Be Financed	27,400,000,000 yen
(iii)	Other Terms	The same as those of an arm's length transaction of the same kind.

(b)	Execution of the Share Exchange Agreement regarding the Share Exchanges between the Holding Company as the Wholly-Owning Parent Company in the Share Exchange and Minato as a Wholly-Owned Subsidiary in the Share Exchange

On November 14, 2017, the Holding Company entered into the Share Exchange Agreement regarding the Share Exchanges between the Holding Company as the wholly-owning parent company and Minato as a wholly-owned subsidiary among the Bank, Minato and the Holding Company. The contents of such Share Exchanges shall be described in 3. (1)(b) above.

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Proposal No.2: Partial Amendments to the Articles of Incorporation

(1)       Reasons for the Proposal

Once the “Proposal No. 1: Approval of the Share Exchange Agreement between the Bank and Kansai Mirai Financial Group, Inc.” is approved as proposed, and the Share Exchange takes effect, the Bank becomes the wholly-owned subsidiary of the Holding Company, and thus, the record date for annual meetings of shareholders and general meetings of class shareholders will no longer be necessary.

Consequently, we will abolish the record date system for annual meetings of shareholders and general meetings of class shareholders, and delete Article 14 and Paragraph 2 of Article 20 of the current Articles of Incorporation, as well as renumber the relevant provisions thereof, as necessary.

These amendments to the Articles of Incorporation shall take effect on March 30, 2018 subject to the approval of the “Proposal No. 1: Approval of the Share Exchange Agreement between the Bank and Kansai Mirai Financial Group, Inc.,” and the approval of the Share Exchange Agreement at the general meeting of class shareholders which consists of the shareholders of common stock and the general meeting of class shareholders which consists of the Shareholders of Preferred Stock, and the fact that such Share Exchange Agreement has not ceased to be effective.

(2)       Details of Amendments

The details of the proposed amendments are as follows:

(The amended parts are underlined.)

Current Articles of Incorporation	Proposed Amendments

Article 14 (Record Date)

The Company shall deem those shareholders having the voting rights who are recorded in the latest shareholders’ register as of March 31 of each fiscal year, as the shareholders who are entitled to exercise their rights at the annual general meeting of shareholders with respect to such fiscal year.

Article 15

~ (omitted)

Article 19

(deleted) Article 14 ~ (unchanged) Article 18

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Article 20 (General Meetings of Class Shareholders)

1.   The provisions of Articles 16, 17, and 19 shall apply mutatis mutandis to general meetings of class shareholders.

2.   The provisions of Article 14 shall apply mutatis mutandis to a general meeting of class shareholders where matters to be resolved at an annual general meeting of shareholders require that such matters also be resolved at such general meeting of class shareholders.

3.   The provisions of Article 18 shall apply mutatis mutandis to a resolution of a general meeting of class shareholders as set forth in Article 324 of the Companies Act.

Article 21

~ (omitted)

Article 38

Article 19 (General Meetings of Class Shareholders)

1.   The provisions of Articles 15, 16, and 18 shall apply mutatis mutandis to general meetings of class shareholders.

(deleted)

2.   The provisions of Article 17 shall apply mutatis mutandis to a resolution of a general meeting of class shareholders as set forth in Article 324 of the Companies Act.

Article 20

~ (unchanged)

Article 37

(Reference)

The Bank plans to pay dividends (year-end dividend) for the fiscal year commencing on April 1, 2017 and ending on March 31, 2018 to shareholders or registered pledgees who are recorded in the latest shareholders’ register as of March 31, 2018 pursuant to Article 36 and Paragraph 1 of Article 37 of the current Articles of Incorporation (Article 35 and Paragraph 1 of Article 36 of the amended Articles of Incorporation).

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Reference Documents for the General Meeting of Class Shareholders which consists of the Shareholders of Common Stock

Proposal:	Approval of the Share Exchange Agreement between the Bank and Kansai Mirai Financial Group, Inc.

This is identical to what is stated in “Proposal No. 1: Approval of the Share Exchange Agreement between the Bank and Kansai Mirai Financial Group, Inc.” which appear on the pages from 6 through 40 of the Reference Documents for the Extraordinary General Meeting of Shareholders (provided, however, that “(i) the general meeting of class shareholders which consists of the shareholders of common stock (the “Shareholders of Common Stock”) scheduled to be held by the Bank on December 26, 2017” which appear on page 7 of the Reference Documents for the Extraordinary General Meeting of Shareholders shall be deemed to be replaced with “(i) the extraordinary general meeting of shareholders scheduled to be held by the Bank on December 26, 2017”).

- End -

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